Exhibit 23.2

KPMG Hungaria Kft.

Vaci ut 99.

H-1139 Budapest

Hungary

To Board of directors

Biogal Pharmaceutical Co. Ltd.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 dated February 18, 2004 of Teva Pharmaceutical Industries Ltd. of our report dated January 22, 2001, with respect to the financial statements of Biogal Pharmaceutical Co. Ltd. for the year ended December 31, 2000 (which financial statements were not separately included in Teva Pharmaceutical Industries Ltd.’s Annual Report), included in Teva Pharmaceutical Industries Ltd’s Annual Report on Form 20-F for the year ended December 31, 2002.

/s/ KPMG Hungaria Kft.

KPMG Hungaria Kft. February 18, 2004